Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact Info:

Sandra M. Salah Senior Director of Marketing and Investor Relations SYNNEX Corporation Telephone: (510) 668-3715 E-mail: sandras@synnex.com	Jim Estill President and CEO EMJ Data Systems Ltd. Telephone: (519) 837-2444, ext. 213 E-mail: jestill@emj.ca

SYNNEX CANADA ACQUISITION LIMITED MAILS EMJ OFFER

FREMONT, CA and GUELPH, ON – August 10, 2004 – SYNNEX Corporation (NYSE: SNX), through its subsidiary, SYNNEX Canada Limited, and EMJ Data Systems Ltd. (TSX: EMJ) jointly announced today that Synnex Canada Acquisition Limited, a wholly-owned subsidiary of SYNNEX Canada Limited, has mailed to EMJ Shareholders its Offer Circular and related documents in connection with its previously announced take-over bid for 100% of the EMJ common shares for an offer price of CDN $6.60 per share. The EMJ Directors’ Circular, which contains the unanimous recommendation of the Board of Directors of EMJ that the Offer is fair to the holders of EMJ common shares and that holders of EMJ common shares accept the Offer, was mailed with the Offer Circular.

Holders of EMJ securities exercisable or convertible into EMJ common shares who wish to participate in the Offer should exercise or convert their securities and deposit the resulting EMJ common shares under the Offer.

The Offer is open for acceptance until 9:00 a.m. (Toronto time) on September 15, 2004, unless withdrawn or extended and is subject to customary conditions of completion including receipt of all necessary regulatory approvals and acceptance of the Offer by EMJ shareholders holding an aggregate of not less than 66 2/3% of the EMJ common shares on a fully diluted basis.

As previously announced, SYNNEX Canada and EMJ have agreed that Synnex Canada Acquisition will acquire EMJ in an all-cash public take-over bid for 100% of the EMJ common shares, for a purchase price of CDN $6.60 per share, or approximately CDN $56 million in the aggregate, assuming 8.5 million EMJ common shares are outstanding and deposited under the Offer at closing. Synnex Canada Acquisition Limited has also entered into two lock-up agreements dated July 14, 2004, with Jim Estill, President and CEO of EMJ, and Estill Holdings Limited, a company controlled by Jim Estill. Pursuant to these lock-up agreements, Jim Estill and Estill Holdings Limited have agreed to deposit under the Offer their issued and outstanding EMJ common shares, representing approximately 46.7% of the issued and outstanding EMJ common shares or approximately 33.8% of the EMJ common shares on a fully diluted basis, and not withdraw them, except in limited circumstances.

SYNNEX Canada and EMJ also announced that Jim Estill has agreed, through his wholly-owned holding company, to purchase on the open market with a portion of his proceeds from the sale of his EMJ common shares under the Offer CDN$5 million of common stock of SYNNEX Corporation, which stock will be held in escrow for a period of 5 years. Estill has also agreed, through the same holding company, to deposit into an additional escrow CDN$2 million of the proceeds from the sale of his EMJ common shares under the Offer to secure his retention as an employee of SYNNEX Canada for a period of 5 years.

About SYNNEX Corporation

Founded in 1980, SYNNEX Corporation is a global IT supply chain services company offering a comprehensive range of services to original equipment manufacturers, software publishers and reseller customers worldwide. SYNNEX offers product distribution, related logistics services and contract assembly and works with the leading industry suppliers of IT systems, peripherals, system components, software and networking equipment. Additional information about SYNNEX may be found online at www.synnex.com.

About SYNNEX Canada Limited

SYNNEX Canada Limited is a leading distributor of technology products to resellers and system builders throughout Canada. SYNNEX Canada endeavors to support the growth of its partners with business development and educational services, expert technical support, flexible financing options, certified configuration services, and e-business solutions. The company is a wholly owned subsidiary of SYNNEX Corporation.

About EMJ Data Systems Ltd.

EMJ Data Systems Ltd., headquartered in Guelph, Ontario, is a Canadian, publicly owned distributor of computer products and peripherals. EMJ specializes in niche-market products for Apple, Bar Coding/Auto-ID/Point-of-Sale, Build-To-Order, Digital Video, Networking and Security applications. EMJ has Canadian branch offices in Vancouver, Calgary, Winnipeg, Montreal, and Halifax, as well as one office in the United States. EMJ’s common shares are traded on the Toronto Stock Exchange (TSX) under the symbol EMJ. For more information about EMJ, visit www.emj.ca.

Safe Harbor Statement

Statements in this press release regarding SYNNEX Corporation which are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may be identified by terms such as believe, expect, may, will, could and should and the negative of these terms or other similar expressions. These statements, including statements regarding the acquisition of EMJ common shares, are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in the forward-looking statements. These risks and uncertainties, include, but are not limited to, the satisfaction of customary closing conditions and other risks detailed from time to time in SYNNEX’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended May 31, 2004. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this press release will occur. Statements included in this press release are based upon information known to SYNNEX Corporation and EMJ Data Systems Ltd. as of the date of this release, and SYNNEX Corporation and EMJ Data Systems Ltd. assume no obligation to update information contained in this press release.

SYNNEX and the SYNNEX logo are trademarks of SYNNEX Corporation or its subsidiaries and should be treated as such. All rights reserved. All other company names mentioned herein are trademarks of their respective owners.

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